Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-4 of Carey Watermark Investors 2 Incorporated of our report dated March 15, 2019 relating to the combined financial statements of CWI Santa Barbara Hotel, LP, CWI 2 Santa Barbara Hotel, LP, CWI Santa Barbara Mezz, LP, CWI 2 Santa Barbara Mezz, LP, CWI Santa Barbara Hotel GP, LLC, CWI 2 Santa Barbara Hotel GP, LLC and Santa Barbara Hotel Operator, Inc., appearing in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP
Chicago, Illinois
January 10, 2020